UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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      In re                     :  Chapter 11
                                   Case No. 98 B 40319 (JHG)
HOME HOLDINGS INC.,             :

                     Debtor.    :

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                        POSTCONFIRMATION ORDER AND NOTICE

      WHEREAS an order of confirmation has been issued by the court on June 9, 1998, confirming the Revised Third Amended and Restated Plan of Reorganization, dated June 3, 1998 (the "Plan") of the debtor and debtor-in-possession in the above-captioned Chapter 11 Case (the "Debtor"); and

      WHEREAS, pursuant to Local Bankruptcy Rule 3021-1, it is the Debtor's responsibility to inform the Court of the progress made towards (i) consummation of the Plan under 11 U.S.C. ss. 1101(2), (ii) entry of a final decree under Rule 3022 of the Federal Rules of Bankruptcy Procedure, and (iii) closing of the Debtor's Chapter 11 Case under 11 U.S.C. ss. 350.

      IT IS NOW, THEREFORE, HEREBY ORDERED that the Debtor, or such other party as the Court may direct (the "Responsible Party"), shall comply with the following:

            (1) Periodic Status Reports. Subject to the requirements set forth in paragraph 5 of this Order and 11 U.S.C. ss. 1106(a)(7), the Responsi ble Party shall file, within 45 days after the date of this Order, a status report detailing the actions taken by the Responsible Party and the progress made toward the consummation of the plan. Reports shall be filed thereafter every January 15th, April 15th, July 15th, and October 15th until a final decree has been en tered.

            (2) Notices. The Responsible Party shall mail a copy of the order confirming the Plan and this Order to the Debtor, the attorney for
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            the Debtor, all committees, the attorney for each committee, and all parties who have filed a notice of appearance.

            (3) Clerk's Charges And Report Information. Within 15 days of the date of this Order, the Responsible Party shall submit a written request to the Clerk to obtain the amount of any notice and excess claim charges. The amount, if any, shall be paid in full within 15 days after receipt by the Debtor of the Clerk's responses to such request.

            (4) Closing Report And Final Decree. Within 15 days following the distribution of any deposit required by the Plan, or, if no deposit was required, upon the payment of the first distribution required by the Plan, the Responsible Party shall file a closing report in accordance with Local Bankruptcy Rule 3022-1 and an application for a final decree.

            (5) Case Closing. Unless the Court orders otherwise, the Responsible Party shall submit the information described in paragraph 4 herein, including a final decree closing the case, within six calendar months from the date of the order confirming the Plan. If the Responsible Party fails to comply with this Order, the Clerk shall so advise the Judge and an order to show cause may be issued.

Dated:      New York, New York
            June 9, 1998


                              /s/ Jeffry H. Gallet
                              -------------------------------------
                              UNITED STATES BANKRUPTCY JUDGE


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